Exhibit 10.1

Amendment No. 2 to

Haynes International, Inc.

2009 Restricted Stock Plan

Article I

Amendments

1.              Section 5.02(f) of the Haynes International, Inc. 2009 Restricted Stock Plan, as amended (the “Plan”), is hereby deleted in its entirety and replaced with the following:

“(f)                             Taxes.

(i)                  Employees.  The Company and its Subsidiaries shall, to the extent permitted by law, deduct from any payments of any kind otherwise due or to become due to an Employee granted a Restricted Stock Award any federal, state or local taxes of any kind required by law to be paid or withheld with respect to the vesting of a Restricted Stock Award, provided, that, if such arrangement is not possible or practicable, the Employee shall make direct payment of the applicable taxes to the Company.  Notwithstanding the foregoing, an Employee may, by written notice to the Committee (which notice may be delivered to such members of management of the Company which the Committee may from time to time designate) and subject to such rules as the Committee may adopt, elect to satisfy, in whole or in part, any withholding tax obligation that may arise in connection with the Shares subject to the Restricted Stock Award by having the Company accept from the Employee delivery of Shares having a Fair Market Value equal to the amount of the withholding tax to be satisfied by such delivery.

(ii)               Non-Employee Directors.  Unless a written election notice is delivered in accordance with the immediately following sentence, a Non-Employee Director shall make direct payment of all applicable taxes arising from the vesting of a Restricted Stock Award to the relevant taxing authorities.  A Non-Employee Director may, by written notice to the Committee (which notice may be delivered to such members of management of the Company which the Committee may from time to time designate) and subject to such rules as the Committee may adopt, elect to satisfy, in whole or in part, any tax obligation that may arise in connection with the Shares subject to the Restricted Stock Award by having the Company accept from the Non-Employee Director delivery of Shares having a Fair Market Value equal to the amount of the tax to be satisfied by such delivery.”

2.              Section 8.01 of the Plan is hereby deleted in its entirety and replaced with the following:

“Section 8.01.  Number.  Subject to adjustment as provided in Section 5.05 of this Plan, the maximum aggregate number of Shares which may be issued pursuant to Awards granted under this Plan shall not exceed four hundred thousand (400,000) Shares.  To the extent any Award granted under this Plan shall, in whole or in part, terminate for any reason or Shares are returned to the Company for any reason prior to the lapse of the restrictions hereunder, the Shares that are subject to restrictions hereunder at the time of termination or return shall revert to the Company and thereafter be available for future grants under the Plan.  For the avoidance of doubt, Shares delivered to the Company pursuant to Section 5.02(f) of this Plan shall not be available for future grants under the Plan.”

Article II

Savings Clause

Except as specifically amended hereby, all other provisions of the Plan shall remain unaltered and in full force and effect. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.